Exhibit 4.8

Agreed Form

Prime Number Acquisition I Corp. (the “Company”)

1129 Northern Blvd., Suite 404

Manhasset, NY 11030

Prime Number Holding Limited (the “PubCo”)

1129 Northern Blvd., Suite 404

Manhasset, NY 11030

BY MAIL

VStock Transfer, LLC

18 Lafayette Place,

Woodmere, NY 11598

Attn: Chief Executive Officer

[*], 2023

RE: WARRANT AGREEMENT ENTERED INTO BETWEEN THE COMPANY AND VSTOCK TRANSFER, LLC (THE "WARRANT AGENT") DATED MAY 12, 2022 (THE "WARRANT AGREEMENT")

On December [ ], 2022, Prime Number Acquisition I Corp. (the “Company”), Prime Number Holding Limited, a Cayman Islands exempted company limited by shares ( “PubCo”), Prime Number Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub”), [ ]1, a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo (“New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares, with its Unique Entity Number being 201924194K (“Target”), and certain shareholders of Target entered into a business combination agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which (a) the Company shall merge with and into Merger Sub, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (i) the Company shall become a wholly-owned subsidiary of PubCo and (ii) all of the issued and outstanding securities of the Company immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holders thereof to receive substantially equivalent securities of PubCo, and (b) New SubCo shall acquire all of the issued and outstanding Target Ordinary Shares from the shareholders of Target, and in exchange, PubCo shall issue to the selling shareholders of Target certain ordinary shares of PubCo, in each case, upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable laws (the “Share Exchange”).

Terms defined in the Warrant Agreement shall have the same meaning in this notice unless the context otherwise requires.

In accordance with Sections 4.5 of the Warrant Agreement, and pursuant to the terms of the Business Combination Agreement, we hereby give you notice that with effect from completion of the Merger, the Warrants (as defined in the Warrant Agreement) shall be exercisable, pursuant to the terms of the Warrant Agreement, for ordinary shares of PubCo ("PubCo Ordinary Shares"), on the basis that each Warrant shall give the holder the right to purchase from PubCo one PubCo Ordinary Share for a Warrant Price of $11.50 per share.

1 NTD: To insert New SubCo name

Yours sincerely

Dongfeng Wang
Director
For and on behalf of
Prime Number Acquisition I Corp.

Dongfeng Wang
Director
For and on behalf of
Prime Number Holding Limited

Copies:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017

Attention:	Arila E. Zhou
Email:	azhou@rc.com

Sidley Austin LLP

39/F, Two Int'l Finance Centre

Central, Hong Kong

Attention:	Raymond Oh
Email:	roh@sidley.com